Exhibit 23.3

Serving the Financial Services Industry Since 1988
March 12, 2010
Boards of Directors
Oneida Financial, MHC
Oneida Financial Corp.
Oneida Savings Bank
182 Main Street
Oneida, New York 07676
Members of the Boards of Directors
Members of the Boards of Directors:
     We hereby consent to the use of our firm’s name in the Form AC Application for Conversion for Oneida Financial, MHC, and in the Form S-1 Registration Statement for Oneida Financial Corp., in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and reference to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of Oneida Financial Corp.

Sincerely,

RP FINANCIAL, LC.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com